                               TABLE OF CONTENTS


                                                                       Page

Objectives of the Plan                                                  1

    I.    Summary of the Plan                                           2

    II.   Eligibility                                                   4

    III.  Establishment of Annual Unadjusted                            5
          Incentive Opportunity

    IV.   Operation of the Plan                                         5

    V.    Distribution of Awards                                       11

    VI.   Effective Date of the Plan                                   12

    VII.  Effect on Other Benefits                                     12

    VIII. Company Successors                                           13

    IX.   Modifications to the Plan                                    13

    X.    Termination of the Plan                                      13



                            OBJECTIVES OF THE PLAN



 .    Improve financial and operational performance of the Company by focusing executive attention on the earnings performance of the Company and the cost of its product relative to other utilities.

 .    Stimulate individual performance.

 .    Provide compensation levels that allow the Company to attract, retain, and motivate highly competent executives.

 .    Build teamwork by focusing on common corporate goals.

I.   SUMMARY OF THE PLAN

     DEFINITIONS
     -----------

     Basic Incentive Opportunity is the unadjusted incentive award projected
     ---------------------------
     for, and communicated to, each individual at the beginning of each Performance Year. It is adjusted to reflect actual corporate and individual performance results.

     EPS/Rates Multiplier is used to adjust the Basic Incentive Opportunity to
     --------------------
     reflect corporate performance as measured by earnings per share (EPS) and net change in rates over a three-year period. The maximum EPS/Rates Multiplier is 1.50. The Base EPS/Rates Multiplier is 1.00.

     Incentive Award is the actual amount of award of cash made to a
     ---------------
     participant for any Performance Year. It is calculated by multiplying the Individual Percentage Award by the participant's midpoint or salary, as appropriate.

     Incentive Structure is the table in Section IV that sets forth the minimum
     -------------------
     and maximum percentages for both the EPS/Rates Opportunity and the Individual Evaluation Opportunity.

     Individual Evaluation Opportunity is the range of percentage awards
     ---------------------------------
     available to participants based on their individual performance and leadership in the Performance Year. The range of Individual Evaluation Opportunity is set forth in the Incentive Structure.

     Percentage Award is multiplied by the participant's midpoint or salary, as
     ----------------
     appropriate, to determine the individual Incentive Award. It is determined by adding the EPS/Rates component to the Individual Evaluation component.

     Performance Year is the Calendar Year for which EPS, rates and individual
     ----------------
     performance are evaluated and awards are made. The Compensation Committee establishes the Basic Incentive Opportunity at the beginning of the Performance Year and awards, if any, are made after the close of the Performance Year based on activity in that year.

     Plan Description
     ----------------

     This Plan links individual compensation with Delmarva's success in meeting certain financial goals on an annual basis. Awards under this Plan are based on a combination of individual performance and the company's overall performance on goals relating to earnings per share (EPS) and electric rate levels.

     Two key "triggers" activate awards under this Plan: actual EPS must be greater than or equal to 95% of Delmarva's annual EPS goal AND at least half of the Corporate Performance Incentive Plan (CPIP) goals must be met. If BOTH of these triggers are met, awards may be made. If actual EPS is less than 95% of the annual goal OR if half or more of the CPIP goals are not met, no awards will be made. At the beginning of each Performance Year, the Compensation Committee of the Board of Directors will establish a Basic Incentive Opportunity for each Plan participant. This amount will be expressed in dollars and calculated using the Incentive Structure and the participant's midpoint or actual salary for that year.

     After the close of that year, if both triggers are met, the Basic Incentive Opportunity will be adjusted to determine individual Incentive Awards. Adjustments will be based on the following factors:

CORPORATE PERFORMANCE

 .    EPS Performance -- Actual EPS compared to the Company's annual EPS goal.
     ---------------

 .    Rates Performance -- The relative change in Delmarva's average electric
     -----------------
     rates/kwh compared to a peer group of investor-owned utilities, averaged over a three-year period.

INDIVIDUAL PERFORMANCE

 .    Individual Performance - Individual contribution and leadership with
     ----------------------
     particular focus on achieving department goals may increase the amount of a participant's Incentive Award according to the Individual Evaluation Opportunity in the Incentive Structure.

The adjustments calculated according to these factors will be combined to determine the Percentage Award to be applied to each participant's midpoint or salary, as appropriate, to determine the participant's actual Incentive Award. All Incentive Awards are subject to approval by the Compensation Committee of the Board of Directors and are payable in cash.

II.  ELIGIBILITY

     Employees in jobs core graded 18 or above are eligible for participation in the Incentive Plan, including employees in the entry grade 17 to a job core graded 18.

III. ESTABLISHMENT OF ANNUAL UNADJUSTED INCENTIVE OPPORTUNITY

     At the beginning of each Performance Year, the Compensation Committee of the Board of Directors will establish the annual unadjusted incentive opportunity, known as the Basic Incentive Opportunity, for each Plan participant. This amount will be expressed in dollars and calculated using the Incentive Structure and the participant's midpoint or actual salary for that year. This is the amount of Incentive Award available to the participant if the EPS and Rates triggers are both met, but no adjustments are made for EPS, rates, or individual performance.

IV.  OPERATION OF THE PLAN

     Incentive Awards will be made under the Plan only if both of the following two conditions or "triggers" are met for the Performance Year:

 .    Actual EPS must be greater than or equal to 95% of Delmarva's annual EPS goal and

 .    At least half of the CPIP goals must be met.

If both of these conditions are met, this Plan will operate and awards will be made as follows:

A.   Incentive Structure
     -------------------

     The incentive opportunity for each participant is expressed as a percentage of the midpoint of the participant's salary grade for graded jobs and as a percentage of the participant's salary for ungraded jobs. The midpoint and salaries used in determining awards are those for the Performance Year, i.e., the year for which EPS, rates and individual performance are evaluated for purposes of this Plan.

     The Basic Incentive Opportunity may be adjusted by three components for each participant:

     .    EPS Adjustment
     .    Rates Adjustment
     .    Individual Evaluation Adjustment

     As shown in the following table, the combined EPS/Rates Opportunity component increases as a percentage of the Incentive Opportunity from grade 18 through grade 23 to reflect the relatively larger impact of increasing job responsibility on earnings and rate performance. Conversely, the Individual Evaluation Opportunity component represents the highest percentage of the incentive opportunity at grade 18 and declines as a percentage through grade 23. The relationship between the EPS/Rates Opportunity and the Individual Evaluation Opportunity for senior management will be established by the Compensation Committee in advance of each Performance Year.

                           Percentage of Maximum Incentive Opportunity
                     -------------------------------------------------------
                                                      Individual Evaluation
                     EPS/Rates Opportunity                 Opportunity
----------------------------------------------------------------------------
 Sr. Management        Set annually by                   Set annually by
                    Compensation Committee            Compensation Committee
----------------------------------------------------------------------------
    SGL  23                70%                                30%
----------------------------------------------------------------------------
    SGL  22                60%                                40%
----------------------------------------------------------------------------
    SGL  21                50%                                50%
----------------------------------------------------------------------------
    SGL  20                40%                                60%
----------------------------------------------------------------------------
    SGL  19                27%                                73%
----------------------------------------------------------------------------
    SGL  18                14%                                86%
----------------------------------------------------------------------------


The Incentive Structure is set forth in the following table which shows the minimum and maximum percentage for the EPS/Rates Opportunity and Individual Evaluation Opportunity for each grade level. The Compensation Committee will establish these percentages annually for senior management.

                              INCENTIVE  STRUCTURE



-----------------------------------------------------------------------------------------------------------------------------------

                                                                            Individual Evaluation
       Tiers                             EPS/Rates Opportunity                  Opportunity                 Range of Opportunity**

-----------------------------------------------------------------------------------------------------------------------------------

                                     Unadjusted        Adjusted*          Minimum         Maximum          Minimum          Maximum
-----------------------------------------------------------------------------------------------------------------------------------

      Senior
    Management                                                       Set annually by Compensation Committee
-----------------------------------------------------------------------------------------------------------------------------------
SGL 23                                  12%                18%                0%             8%               12%              26%
-----------------------------------------------------------------------------------------------------------------------------------

SGL 22                                  10%                15%                0%            10%               10%              25%
-----------------------------------------------------------------------------------------------------------------------------------
SGL 21                                   8%                12%                0%            12%                8%              24%
-----------------------------------------------------------------------------------------------------------------------------------
SGL 20                                   6%                 9%                0%            14%                6%              23%
-----------------------------------------------------------------------------------------------------------------------------------
SGL 19                                   4%                 6%                0%            16%                4%              22%
-----------------------------------------------------------------------------------------------------------------------------------
SGL 18                                   2%                 3%                0%            18%                2%              21%
-----------------------------------------------------------------------------------------------------------------------------------

      * Maximum EPS/Rates Multiplier = 1.50; "Adjusted" is 1.50 times "Unadjusted".
     **   Assuming EPS and Rates triggers are met.


          The Base EPS/Rates Multiplier is 1.00 and may be adjusted as described in paragraphs B and C. The maximum EPS/Rates Multiplier is 1.50.

B.   Earnings Per Share Adjustment
     -----------------------------

     For each 1% positive deviation of actual EPS from the EPS goal of 100%, the EPS/Rates Multiplier (1.00) will be increased by 5%. For each 1% negative deviation of actual EPS from EPS goal of 100%, the EPS/Rates Multiplier (1.00) will be decreased by 20%.


C.   Electric Rates Adjustment
     -------------------------

     The EPS/Rates Multiplier will further be adjusted, upward or downward, based upon the relative change in Delmarva's average rates/kwh as compared to a survey group of other investor-owned utilities used by the Company for a broad range of financial and operating comparisons.

     A positive adjustment will be made when the three-year average rate of change in Delmarva's price per kwh increases less or decreases more than the three-year average rate of change for the survey companies. For each 1% positive deviation in Delmarva's electric rate trend compared to the survey companies, the EPS/Rates Multiplier will be adjusted upward by 5%.

     A negative adjustment will be made when the three-year average rate of change in Delmarva's price per kwh increases more or decreases less than the three-year average rate of change for the survey companies. For each 1% negative deviation in Delmarva's electric rate trend, the EPS/Rates Multiplier will be adjusted downward by 2%. The following example illustrates the Rates adjustment:

================================================================
              c/kwh          Annual       c/kwh   Annual Change
      Year    Survey        Change %      DP&L          %
----------------------------------------------------------------
         1      7.1                         6.7
----------------------------------------------------------------
         2      7.6              7.0        6.9          3.0
----------------------------------------------------------------
         3      7.5             -1.3        7.0          1.4
----------------------------------------------------------------
         4      7.5              0.0        6.5         -7.1
----------------------------------------------------------------
          Net Change:          up 5.7%               down - 2.7%
================================================================


     Three-Year Average Change in c/kwh:

     .  Survey: 5.7% divided by 3 years = 1.9%

     .  Delmarva: -2.7% divided by 3 years = -.9%

          1.9% Survey
         -(.9%) Delmarva
          -----
          2.8%
        x 5.0%
          ----
          14.0%

     Under this example, the EPS/Rates Multiplier would be adjusted to 1.14 for Year 4 to reflect Delmarva's success in managing its rates relative to those of the survey companies.

D.   Combined EPS and Rates Adjustments
     ----------------------------------

     The EPS and Rates adjustments determined under paragraphs B and C are combined to determine the EPS/Rates Multiplier. This is then multiplied by the Basic Incentive Opportunity for each tier in the Incentive Opportunity Structure to determine the EPS/Rates component of the Percentage Awards. The maximum combined EPS/Rates Multiplier is 1.50. This means that the maximum adjusted EPS/Rates Opportunity is 150% of the Basic Incentive Opportunity.

E.   Individual Evaluation Adjustment
     --------------------------------

     1.   Eligibility
          -----------

          Participants will have a January 1 merit review date and must be evaluated as at least "meeting expectations" under the Performance Management System to qualify for an award. Each participant's Basic Incentive Opportunity may be increased based on the evaluation of individual and departmental performance in the Performance Year, with a particular emphasis on achievement of goals. The individual performance adjustment cannot exceed the maximum Individual Evaluation Opportunity set forth in the Incentive Opportunity Structure for the participant's grade.

     2.   Performance Indicators
          ----------------------

          The individual performance evaluation will focus on departmental performance including, but not limited to, the following performance indicators as appropriate:

          a.  Safety
          b.  Cost
          c.  PSP - Team Effectiveness
          d.  Customers
          e.  Manpower
          f.  Planning
          g.  Departmental Goals

     3.   Application of the Evaluation Adjustment
          ----------------------------------------

          Individual performance must be evaluated by each participant's immediate supervisor and reviewed by senior management before any evaluation adjustment can be made. The evaluation adjustment for the Chairman of the Board and Chief Executive Officer will be determined by the Compensation Committee of the Board of Directors. Any adjustment for senior management members will be determined by the Chairman of the Board and Chief Executive Officer. All awards under this Plan are subject to approval by the Compensation Committee of the Board of Directors. An Evaluation adjustments will reflect the overall assessment of each participant's total contribution using the following performance standards: (1) quality; (2) quantity; (3) cost;
          (4) time; and (5) manners of performance.


     F.   Total EPS/Rates and Evaluation Adjustment
          -----------------------------------------

          The EPS/Rates Adjustment determined under paragraphs B and C will be added to the Individual Evaluation Adjustment determined under paragraph E to make the annual Percentage Award, which is then multiplied by grade midpoint or salary, whichever is appropriate, to determine the actual Incentive Award for each participant.

V.  VESTING AND DISTRIBUTION  OF  AWARDS

     A.   Form of Distribution
          --------------------

          Incentive Awards will be paid in an annual lump sum in cash after the closing of the Performance Year.

     B.   Retirement, Death or Disability, or Termination
          -----------------------------------------------

          Upon retirement, death or disability, or upon termination of employment for any reason, all Incentive Awards earned but not distributed shall be payable immediately to the employee or his/her designated beneficiary. This payment will be made in one lump sum as soon as possible.

     C.   Vesting of Incentive Awards
          ---------------------------

          Subject to all other provisions of this Plan, Incentive Awards vest on the last calendar day of the Performance Year, and employees must be employed as of that date, except that in the event of retirement, death or disability, vesting occurs on the employee's last day of employment prior to such event.



     D.   Administration of Distribution to New Eligibles During a Plan Year
          ------------------------------------------------------------------

          Any employee promoted or hired into a job in core grade 18 or above during the first six months of a Performance Year will be eligible for pro rata participation in this Plan for that year. Employees promoted or hired into a job in core grade 18 or above during the last six months of a Performance Year will become eligible for Plan participation as of January 1 of the following year.

VI.   EFFECTIVE DATE OF THE PLAN

      The Incentive Plan was effective on January 1, 1982 with the first awards distributed the first quarter of 1983 for the 1982 Performance Year.

VII.  EFFECT ON OTHER BENEFITS

      The benefits awarded under this Plan, with the exception of partial year awards for the year of retirement, will accrue towards total wages in the calculation of retirement benefits. However, no other wage-sensitive benefit will be affected by any income generated by the Incentive Plan. Only the participant's base salary will be used in the calculation of all other benefits.

VIII. COMPANY SUCCESSORS

      In the event the Company becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of Company stock will receive securities of another corporation, the Company, prior to such merger, consolidation, sale of assets or reorganization, shall make payment of all Incentive Awards earned but not distributed. In the event that a change in ownership of the Company through the purchase by an individual or group of individuals acting in concert of at least 25% of the voting securities of the Company takes place, all Incentive Awards earned but not distributed will be immediately paid.

IX.   MODIFICATIONS TO THE PLAN

      The operation of this Plan may be modified by the Compensation Committee of the Board of Directors to accommodate extraordinary or extenuating circumstances.

X.    TERMINATION OF THE PLAN

      The Plan may be terminated by the Company without notice or cause at any time. The existence of the Plan does not constitute or evidence a guarantee of current or future awards nor does it represent an employment or any other kind of contract between the Company and any employee.